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EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)

11/29/95


Nuveen Tax-Exempt Unit Trust, Series 837
c/o John Nuveen & Co. Incorporated,
as Depositor of Nuveen Tax-Exempt Unit
Trust, Series 837
333 W. Wacker Drive
Chicago, Illinois  60606

RE:  Nuveen Tax-Exempt Unit Trust, Series 837

Dear Sirs:

    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Exempt Unit Trust, Series 837 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.

Very truly yours,


CARTER, LEDYARD & MILBURN